Exhibit nl

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Destiny Tech100 Inc. on Form N 2/A2 [FILE NO. 333-264909] of our report dated November 30, 2022, with respect to our audit of the financial statements of Destiny Tech 100 Inc. as of December 31, 2021 and for the period from January 25, 2021 (Commencement of operations) to December 31, 2021, which report appears in the Statement of Additional Information, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in the Prospectus, which is also a part of this Registration Statement.

/s/ Marcum llp

San Francisco, CA

November 30, 2022